Exhibit 10.3

SECOND AMENDMENT TO

REAL ESTATE PURCHASE AND SALE AGREEMENT

THIS SECOND AMENDMENT TO REAL ESTATE PURCHASE AND SALE AGREEMENT (this "Second Amendment") is made as of October 16, 2012, by and between WRI CAPITAL GROUP II LLC, a Georgia limited liability company (“Seller”), and REVEN ACQUISITIONS, LLC, a Delaware limited liability company (“Buyer”) with reference to the following recitals:

RECITALS

A. Seller and Buyer entered into that certain Single Family Homes Real Estate Purchase and Sale Agreement, dated as of July 30, 2012, and that certain First Amendment to Real Estate Purchase and Sale Agreement dated as of August 14, 2012 (collectively, the "Purchase Agreement"), pursuant to which Seller agreed to sell and Buyer agreed to purchase from Seller, that certain real property consisting of nine (9) single family homes, in the City of Atlanta, Georgia, and which is more particularly defined in the Purchase Agreement as the “Property,” all upon the terms and subject to the conditions contained in the Purchase Agreement.

B. Seller and Buyer have agreed to amend the Purchase Agreement as set forth in this Second Amendment.

AGREEMENT

NOW, THEREFORE, in reliance on the foregoing recitals, and in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Seller and Buyer hereby agree as follows:

1.                  Definitions. All initially-capitalized terms used in this Second Amendment without definition shall have the meanings given such terms in the Purchase Agreement.

2.                  Initial Closing. Buyer and Seller agree that the Closing will occur in stages. Buyer shall acquire the following five  (5) homes which comprise a portion of the Property under the Purchase Agreement (collectively, the “Initial Five Homes”) upon three (3) days prior notice to Seller, at the prices set forth in this Section 2. The remaining four (4) individual homes which comprise the Property (the “Remaining Homes”) shall remain subject to the terms of the Purchase Agreement.

Address	Purchase Price
1. 7220 Little Fawn Parkway Palmetto, Georgia	$64,369
2. 5242 Station Circle, Norcross, Georgia	$68,155
3. 615 Cowan Road Covington, Georgia	$70,048
4. 110 Bear Run Ct Palmetto, Georgia	$64,369
5. 4860 Lost Colony Stone Mountain, Georgia	$68,155

3.                  Repairs to the Initial Five Homes. Seller shall perform the repair work for each of the Initial Five Homes listed below (the “Repair Work”) in a good and workmanlike manner within thirty days following the date of closing with respect to each particular home. Seller shall deliver a notice to Buyer immediately upon completion of the Repair Work with respect to each of the Initial Five Homes, certifying that the Repair Work with respect to such home was completed properly. In the event the Repair Work for any of the Initial Five Homes is not timely completed to the reasonable satisfaction of Buyer, Buyer shall receive a credit against the Purchase Price of the Remaining Homes in an amount equal to the cost of performing the work at current market rates.

Address	Repair Work
1. 7220 Little Fawn Parkway Palmetto, Georgia	Repair front columns, repair small leak, fix rear deadbolt, front door latch/frame.
2. 5242 Station Circle, Norcross, Georgia	Install disconnect for shed, properly secure band board at deck, laterally secure deck, reconnect air duct at furnace, properly terminate loose wiring under sink, ensure power the second floor right bedroom is in fully functioning condition, ensure air intake in mechanical room is adequately sized, install GFCI outlets in kitchen and master bathroom, bolt shut the sliding glass door on the second level.
3. 615 Cowan Road Covington, Georgia	Clean up debris in yard, trim the tree where the electrical wires run through, secure gas lines in attic.
4. 110 Bear Run Ct Palmetto, Georgia	Plant ground cover in all areas experiencing erosion, secure front porch posts, replace damaged fascia boards, ensure the vent fan in the attic is in good working order, install missing downspouts, support chimney, install missing junction box covers, repair GFCI in the hall bathroom, cut trees at electrical entrance wires.
5. 4860 Lost Colony Stone Mountain, Georgia	Fix loose balusters and install lateral bracing, eliminate mold in mechanical closet, ensure that the water heater is in good working order.

 4.                  Deposit. Buyer has previously deposited into Escrow the Deposit in the amount of Twenty Thousand and 00/100 Dollars ($20,000.00). Buyer shall receive a credit against the Purchase Price of the Initial Five Homes in the amount equal to the Deposit.

5.                  Counterparts. This Second Amendment may be executed in counterparts, each of which shall be an original and when all counterparts are taken together they will constitute one and the same agreement.

2

6.                  Electronic Signatures. Seller and Buyer may deliver their respective signatures to this Second Amendment by facsimile, e-mail, or other electronic transmission. A party that receives an executed signature page from the other party by electronic transmission may rely upon that signature page as if it was a signed original.

IN WITNESS WHEREOF, each party hereto has caused this Second Amendment to be duly executed on its behalf as of the day and year stated above.

SELLER:	WRI CAPITAL GROUP II LLC, a Georgia limited liability company By: /s/ Lance Popp Name: Lance Popp Its: Manager
BUYER:	REVEN ACQUISITIONS, LLC, a Delaware limited liability company By: /s/ Chad Carpenter Name: Chad Carpenter Its: Chief Executive Officer

3